Exhibit 3.1

Amendment to

Amended and Restated Articles

of Incorporation

of

Hampton Roads Bankshares, Inc.

1. Article I shall be amended and restated to read as follows:

“The name of the Corporation is Xenith Bankshares, Inc.”

2. The references to “Hampton Roads Bankshares, Inc.” in the title of the Amended and Restated Articles of Incorporation shall be replaced with “Xenith Bankshares, Inc.”